Exhibit 99.1

BioTime, Inc.                       6121 Hollis Street
Emeryville, CA 94608
Tel: 510-350-2940
Fax: 510-350-2948
www.biotimeinc.com
For Further Information:
Judith Segall (510) 350-2940

FOR IMMEDIATE RELEASE
December 7, 2006

BIOTIME ANNOUNCES A PHASE II CLINICAL TRIAL
OF HEXTEND® IN JAPAN

EMERYVILLE, CA, December 7, 2006 - BioTime, Inc. (OTCBB: BTIM) announced today that a Phase II clinical trial for Hextend® is being conducted in Japan by Summit Pharmaceuticals International Corporation under their license agreement with BioTime. Summit is co-developing Hextend for the Japanese market with Maruishi Pharmaceutical Co., Ltd. and both Maruishi and Summit have the right to co-market Hextend if regulatory approval is obtained.  Summit expects Phase III clinical studies to commence in 2008.

Hextend has been formulated to restore and maintain plasma volume longer than the plasma volume expanders currently marketed in Japan. Summit estimates that there are on average at least 1 million surgery cases per year in Japan that involve the use of plasma volume expanders.

Hextend is a physiologically balanced blood plasma volume expander, for the treatment of hypovolemia. Hextend is being distributed in the United States and Canada by Hospira, Inc. and in South Korea by CJ Corp. under exclusive licenses from BioTime. Hospira also has the right to obtain regulatory approval and market Hextend in Latin America and Australia. Summit has a license to develop Hextend in Japan, the People’s Republic of China, and Taiwan.

BioTime, headquartered in Emeryville, California develops blood plasma volume expanders, blood replacement solutions for hypothermic (low temperature) surgery, organ preservation solutions and technology for use in surgery, emergency trauma treatment, and other applications. Information about BioTime can be found on the web at www.biotimeinc.com.

The matters discussed in this press release include forward-looking statements which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated. Such risks and uncertainties include but are not limited to the results of clinical trials of Hextend®, the ability of Summit and Maruishi to obtain regulatory approval to market Hextend® in Japan; competition from products manufactured and sold or being developed by other companies; the price of and demand for Hextend®; and the availability of reimbursement for the cost of Hextend® and related treatment from government health administration authorities, private health coverage insurers and other organizations. These and other risk factors are discussed in BioTime’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.